================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CAL COMP TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:

                           CALCOMP TECHNOLOGY, INC.
                            2411 W. LA PALMA AVENUE
                           ANAHEIM, CALIFORNIA 92801

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD JULY 22, 1997

TO THE STOCKHOLDERS OF CALCOMP TECHNOLOGY, INC.:

  Please take notice that the Annual Meeting of Stockholders of CalComp Technology, Inc. (the "Company") will be held at the Irvine Marriott Hotel, located at 18000 Von Karman Avenue, Irvine, California on Tuesday, July 22, 1997, at 10:00 a.m. local time, for the following purposes:

  1. To elect a Board of eight Directors for the ensuing year;

  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 28, 1997; and

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  At the Annual Meeting, the Board of Directors intends to present Peter B. Teets, John C. Batterton, Neil A. Knox, Gary P. Mann, Terry F. Powell, Kenneth
R. Ratcliffe, Gerald W. Schaefer and Walter E. Skowronski, as nominees for election to the Board of Directors.

  Only stockholders of record on the books of the Company at the close of business on May 27, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

  All stockholders are cordially invited to attend the Annual Meeting in person. A majority of the outstanding shares must be represented at the meeting in order to transact business. Consequently, if you are unable to attend in person, please execute the enclosed proxy and return it in the enclosed addressed envelope. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxies. If you return your proxy, you may nevertheless attend the meeting and vote your shares in person, if you wish.

                                          By Order of the Board of Directors,

                                          CALCOMP TECHNOLOGY, INC.

                                          PETER B. TEETS
                                          Chairman of the Board

Anaheim, California
June 23, 1997

                           CALCOMP TECHNOLOGY, INC.
                            2411 W. LA PALMA AVENUE
                           ANAHEIM, CALIFORNIA 92801

                        ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 22, 1997

                                PROXY STATEMENT

                            SOLICITATION OF PROXIES

  The accompanying proxy is solicited by the Board of Directors of CalComp Technology, Inc. (the "Company") for use at the Company's Annual Meeting of Stockholders to be held at the Irvine Marriott Hotel, located at 18000 Von Karman Avenue, Irvine, California, on Tuesday, July 22, 1997, at 10:00 a.m. local time, and any and all adjournments or postponements thereof. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy holders will vote for the election of the nominees for election to the Board of Directors listed in the proxy, for ratification of the independent auditors and, as to any other business which may properly come before the meeting, in accordance with their best judgment. Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy. This Proxy Statement and form of Proxy are being mailed to the Company's stockholders on or about June 23, 1997.

  The Bylaws of the Company provide that the holders of a majority of the shares of stock of the Company issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum and that, except as otherwise provided by statute, the Certificate of Incorporation of the Company or the Bylaws, all other matters coming before the Annual Meeting shall be decided by the vote of the holders of a majority of the stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of voting stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of voting stock represented by "broker non-votes" (i.e., shares of voting stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the recordholder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of votes. Proposal 2 requires the approval of a majority of the shares of voting stock present and entitled to vote thereat. Therefore, abstentions as to this proposal will have the same effect as votes against such proposal. Broker non-votes as to this proposal, however, will be deemed shares not entitled to vote on such proposal, and will not be counted as votes for or against such proposal, and will not be included in calculating the number of votes necessary for approval of such proposal.

  The cost of soliciting proxies will be borne by the Company. The solicitation will be by mail. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communication with some stockholders by the Company's regular employees who will not receive additional compensation for the solicitation. The Company has no plans to hire special employees or paid solicitors to assist in obtaining proxies.

                     OUTSTANDING SHARES AND VOTING RIGHTS

  Only holders of record of the 46,898,650 shares of the Company's Common Stock outstanding at the close of business on May 27, 1997 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. On each matter to be considered at the Annual Meeting, stockholders will be entitled to cast one vote for each share held of record on May 27, 1997.

                             CERTAIN STOCKHOLDERS

  Certain information with respect to (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the current Directors and nominees for election as Directors, (iii) each of the Executive Officers listed in the compensation tables herein, and all current Directors and Executive Officers as a group, including the number of shares of the Company's Common Stock beneficially owned by each of them as of June 1, 1997, is set forth below:

                                                                 PERCENT OF
                                              SHARES OF         OUTSTANDING
    NAME OF INDIVIDUAL                       COMMON STOCK       COMMON STOCK
 OR IDENTITY OF GROUP(1)                  BENEFICIALLY OWNED BENEFICIALLY OWNED
 -----------------------                  ------------------ ------------------
 Lockheed Martin Corporation
  6801 Rockledge Drive
  Bethesda, MD 20817.....................     40,742,957            86.9%
 Peter B. Teets..........................         38,400                (2)
 John C. Batterton.......................            --              --
 Neil A. Knox............................            --              --
 Gary P. Mann............................            --              --
 Terry F. Powell.........................            --              --
 Kenneth R. Ratcliffe....................            --              --
 Gerald W. Schaefer......................          8,000                (2)
 Walter E. Skowronski....................          2,000                (2)
 Gary R. Long(3).........................            --              --
 James R. Bell...........................            --              --
 John J. Millerick.......................            --              --
 Winfried Rohloff........................            --              --
 Harold H. Simeroth......................            --              --
 James L. Volkmar........................            --              --
 All Executive Officers and Directors as
  a Group (12 persons)...................         48,400                (2)

--------
(1) The address for each of the named individuals is c/o CalComp Technology, Inc., 2411 W. La Palma Avenue, Anaheim, California 92801. Unless otherwise indicated, the named persons possess sole voting and investment power with respect to the shares listed (except to the extent such authority is shared with spouses under applicable law).

(2) Less than 1% of the outstanding shares of Common Stock.

(3) Mr. Long retired as a Director and as President and Chief Executive Officer of the Company effective February 28, 1997.

                                 THE EXCHANGE

  During 1996, the Company (formerly Summagraphics Corporation) entered into a Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. ("CalComp") for Stock of Summagraphics Corporation, pursuant to which the Company issued to Lockheed Martin Corporation ("Lockheed Martin") shares of the Common Stock of the Company representing approximately 90% of the total outstanding shares of Common Stock of the Company following such issuance, in exchange for all of the outstanding capital stock of CalComp (the "Exchange"). The closing of the Exchange occurred on July 23, 1996 following approval of the Exchange by the stockholders of the Company. As a result of the Exchange, Lockheed Martin acquired control of the Company and CalComp became a wholly-owned subsidiary of the Company. In connection with the Exchange, the Company also changed its name from Summagraphics Corporation to CalComp Technology, Inc. and changed its year end from May 31 to a fifty-two, fifty-three week fiscal year ending on the last Sunday of December. For financial statement purposes, the Exchange was treated as an acquisition of Summagraphics by CalComp, and the disclosures contained herein reflect this same treatment in that the Company is treated as if it first became a public reporting company under the Securities Exchange Act of 1934, as amended, on completion of the Exchange on July 23, 1996 and prior to that date consisted solely of CalComp.

                                  PROPOSAL 1
                             ELECTION OF DIRECTORS

  Directors are elected at each Annual Meeting of Stockholders and hold office until the next Annual Meeting of Stockholders when their respective successors are duly elected and qualified. The Company's Bylaws authorize a Board consisting of such number of Directors as shall be determined by the Board or Stockholders, with the number of Directors currently fixed at eight. In connection with the Exchange, the Company and Lockheed Martin entered into an agreement pursuant to which Lockheed Martin and the Company agreed, among other things, that for so long as Lockheed Martin owns at least 50% of the Common Stock of the Company, at least two-thirds of the members of the Board of Directors will consist of Lockheed Martin designees and at least two directors will be "independent" of both Lockheed Martin and the Company.

  Of the eight nominees for election to the Board of Directors, all are currently serving as Directors of the Company and, except for Messrs. Skowronski and Batterton, were elected to their present terms of office by Lockheed Martin, as owner of a majority of the outstanding Common Stock of the Company, pursuant to an action by written consent at the time of the Exchange. Mr. Skowronski was appointed by the Board to fill a vacancy created by an increase in the authorized number of directors from seven to eight in January 1997. Mr. Batterton was appointed by the Board in April 1997 to fill a vacancy created by the retirement of Mr. Long on February 28, 1997. Unless instructed to the contrary, the shares represented by the proxies will be voted in favor of the election of the nominees named below as Directors. Although it is anticipated that each nominee will be able to serve as a Director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors. The nominees receiving the highest number of votes, up to the number of Directors to be elected, will be elected as Directors. The number of shares of Common Stock owned by Lockheed Martin is sufficient to assure that if Lockheed Martin votes in favor of the nominees, they will be elected.

  The following table sets forth information for each of the nominees.

                                                                             DIRECTOR
          NAME           AGE                    POSITION                      SINCE
          ----           ---                    --------                     --------
LOCKHEED MARTIN
 DESIGNEES:
  Peter B. Teets........  55       Chairman of the Board of Directors          1996
  John C. Batterton.....  50 Director, Chief Executive Officer and President   1997
  Gary P. Mann..........  51                    Director                       1996
  Terry F. Powell.......  51                    Director                       1996
  Gerald W. Schaefer....  50                    Director                       1996
  Walter E. Skowronski..  48                    Director                       1997
INDEPENDENT DESIGNEES:
  Neil A. Knox..........  44                    Director                       1996
  Kenneth R. Ratcliffe..  50                    Director                       1996

  Peter B. Teets, the Chairman of the Board of Directors, has served as President and Chief Operating Officer, Information & Services Sector, Lockheed Martin Corporation, since March 1995. Mr. Teets also served as President, Space Group, Martin Marietta Corporation, from 1993 to 1995. From 1987 to 1993, Mr. Teets served as President, Astronautics Group, Martin Marietta Corporation.

  John C. Batterton has been a Director, and President and Chief Executive Officer, of the Company since April 1, 1997. Mr. Batterton previously served as General Manager and Vice President, Operations--Business Imaging Systems Division of Eastman Kodak from September 1994 until March 1997. From 1992 to September 1994, he served as Product Line General Manager, Imaging and Data Processing Products, Office Imaging--Business Imaging Systems Division of Eastman Kodak. Prior to 1992, Mr. Batterton held various other management positions with Eastman Kodak.

  Gary P. Mann has served as President, Commercial Systems Group, Information & Services Sector, Lockheed Martin Corporation, since February 1996. From March 1995 to January 1996, Mr. Mann served as Vice President, Business Development, Information & Technology Services Sector, Lockheed Martin Corporation. Mr. Mann has also served as Vice President and General Manager, Martin Marietta Information Systems Company, from 1993 to March 1995. From 1991 to 1993, Mr. Mann served as President, Martin Marietta Technical Services.

  Terry F. Powell has served as Vice President, Human Resources, Information & Services Sector, Lockheed Martin Corporation, since March 1995. Mr. Powell has also served as Vice President, Human Resources, Lockheed Aeronautical Systems Company, from 1987 to 1995.

  Gerald W. Schaefer has served as Vice President, Finance, Information & Services Sector, Lockheed Martin Corporation, since March 1995. Mr. Schaefer also served as Vice President, Finance, Space Group, Martin Marietta Corporation from 1993 to 1995. From 1989 to 1993, Mr. Schaefer served as Manager, Finance, Aerospace Operations Division, GE Aerospace.

  Walter E. Skowronski has served as Vice President and Treasurer of Lockheed Martin Corporation since March 1995. Mr. Skowronski also served as Vice President and Treasurer of Lockheed Corporation from 1992 to 1995. From 1990 to 1992, Mr. Skowronski served as Staff Vice President-Investor Relations.

  Neil A. Knox has served as Vice President and General Manager of Sun Microsystems, Internet Products Group, a business unit of Sun Microsystems Computer Company since October 1995. Prior to that time, Mr. Knox served as Vice President of Reseller Channels in Sun Microsystems United States field operations.

  Kenneth R. Ratcliffe has served as a Principal of Rohner Associates, a management consulting firm, since July 1996. Mr. Ratcliffe has also served as President and Chief Operating Officer, PC Connection, Inc., from 1994 to 1995. From 1987 to 1993, Mr. Ratcliffe served as Vice President, Finance and Operations, Apple Computer.

  The Board of Directors held four meetings during the fiscal year ended December 29, 1996. Each incumbent Director attended at least 75% of the total number of meetings of the Board of Directors and of Board of Director committees on which that Director served which were held during the period for which he was a Director. Directors, other than employees or officers of the Company or Lockheed Martin, receive $10,000 annually for service on the Board of Directors, $1,000 per Board meeting attended and $500 per committee meeting attended. Directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. Directors who are officers or employees of the Company or Lockheed Martin are not compensated separately for service on the Board of Directors.

  The Board of Directors has standing Compensation, Stock Option and Audit Committees, but does not have a Nominating Committee. The Stock Option Committee is a subcommittee of the Compensation Committee.

  The Compensation Committee is responsible for reviewing the structure, performance and compensation of management, as well as annually nominating a slate of officers. The Compensation Committee is comprised of Messrs. Knox, Mann, Powell and Ratcliffe. The Compensation Committee held one meeting during the fiscal year ended December 29, 1996.

  The Stock Option Committee is responsible for administering the Company's Stock Option Plans. The Stock Option Committee is comprised of Messrs. Knox and Ratcliffe. The Stock Option Committee held two meetings during the fiscal year ended December 29, 1996.

  The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee is comprised of Messrs. Knox, Ratcliffe and Schaefer. The Audit Committee did not meet during the fiscal year ended December 29, 1996.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, Executive Officers and greater-than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 29, 1996 all
Section 16(a) filing requirements applicable to its Directors, Executive Officers and greater-than ten percent beneficial owners were satisfied.

                              EXECUTIVE OFFICERS

  The current Executive Officers of the Company are as follows:

NAME                     AGE                           POSITION
----                     ---                           --------
John C. Batterton.......  50 President and Chief Executive Officer
John J. Millerick.......  49 Senior Vice President and Chief Financial Officer
James R. Bell...........  55 Senior Vice President, Input Technologies Division
Winfried Rohloff........  45 Senior Vice President, World Wide Sales, Marketing & Service
Harold H. Simeroth......  54 Senior Vice President, Digital Imaging Systems Division

  For additional information with respect to Mr. Batterton, who is also a nominee as a Director of the Company, see "Election of Directors."

  John J. Millerick has been Senior Vice President and Chief Financial Officer of the Company since August 1996. He also served as Treasurer of the Company from August 1996 until January 1997 and as interim President and Chief Executive Officer of the Company from March 1, 1997 to April 1, 1997. Mr. Millerick previously served as Vice President-Finance for Digital Equipment Corporation's Personal Computer Business Unit from December 1994 until August 1995. Before joining Digital, Mr. Millerick served 12 years at Wang Laboratories in several management positions, leaving as Vice President-Corporate Controller and Acting Chief Financial Officer.

  James R. Bell has been Senior Vice President of the Company's Input Technologies Division (formerly Digitizer Division) since the beginning of 1994. Mr. Bell returned to the Company after serving for nearly two years as Vice President of Business Development for Lockheed Commercial Electronics Co. Mr. Bell first joined the Company in 1983 and was named Vice President of Operations of the Display Products Division in 1988.

  Winfried Rohloff has been Senior Vice President, Worldwide Sales, Marketing and Service since July 1996. Mr. Rohloff previously served as Vice President Europe from 1994 to 1996 and Director Central Europe from 1993 to 1994. He has also held a variety of other sales and marketing positions since joining the Company in 1980.

  Harold H. Simeroth joined the Company as Senior Vice President, Product Development in November 1995. Before accepting that position, Mr. Simeroth was Vice President of Engineering at Encad, Inc. for the previous two years. Mr. Simeroth has been in the computer industry since 1969 in a number of key engineering and management positions.

                          SUMMARY COMPENSATION TABLE

  The following sets forth certain summary compensation information concerning the named Executive Officers for each of the Company's last three fiscal years:

                                                                     LONG TERM
                                  ANNUAL COMPENSATION              COMPENSATION
                         ------------------------------------- ---------------------
                                                                      AWARDS
                                                               ---------------------
                                                               NUMBER OF  NUMBER OF
                                                               SECURITIES SECURITIES
                                                  OTHER ANNUAL UNDERLYING UNDERLYING  ALL OTHER
   NAME AND PRINCIPAL    FISCAL                   COMPENSATION  COMPANY    LOCKHEED  COMPENSATION
      POSITION(1)         YEAR   SALARY   BONUS    (2)(3)(4)   OPTIONS(5) OPTIONS(6)     (7)
   ------------------    ------ -------- -------- ------------ ---------- ---------- ------------
Gary R. Long............  1996  $250,016      --    $ 24,900    100,000     7,000      $ 12,463
 Chief Executive Officer  1995   265,208 $103,000        --         --      7,000        12,988
 and President            1994   248,408   90,000     69,283        --        --         11,924

James R. Bell...........  1996   160,061      --      59,867     50,000     3,000         7,774
 Senior V.P.,             1995   164,519   55,800     36,048        --      2,700         8,497
 Input Technologies       1994   151,799   48,800    166,685        --        --          7,118
 Division

Winfried Rohloff........  1996   207,727   88,718     43,061     50,000     2,700           --
 Senior V.P., World Wide  1995   204,426   72,553        --         --      3,500           --
 Sales, Marketing &       1994   192,986   50,300        --         --        --            --
 Service

Harold H. Simeroth......  1996   160,004      --      23,534     50,000       500         1,071
 Senior V.P.,             1995       --       --         --         --        --            --
 Digital Imaging          1994       --       --         --         --        --            --
 Systems Division

James L. Volkmar........  1996   152,993      --      10,842        --      3,000       192,940
 Vice President           1995   142,704   91,600     53,862        --      3,500           --
 North American           1994       --       --         --         --        --            --
 Channels

--------
(1) Mr. Long retired as an Executive Officer and Director of the Company effective February 28, 1997 and Mr. Volkmar resigned as an Executive Officer of the Company effective September 20, 1996. Mr. Simeroth became an Executive Officer of the Company effective July 23, 1996.

(2) During 1996, certain Executive Officers of the Company received personal benefits from the Company. The cost of the personal benefits furnished to each named Executive Officer with the exceptions of Messrs. Bell, Rohloff and Simeroth did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of that Executive Officer as reported in the above table. The amount reported for Mr. Bell for 1996 includes $38,820 for a car lease buyout payment and $21,047 for tax reimbursements, financial services, airline club memberships, and health club dues. The amount reported for Mr. Rohloff for 1996 includes payments of $20,526 for relocation expenses, $15,510 for tax reimbursements, and $7,025 for Cost of Living Adjustment. The amount reported for Mr. Simeroth for 1996 includes payments of $23,084 for relocation expenses and $450 for airline club memberships. All payments of perquisites and other personal benefits to the named Executive Officers, including relocation expenses, were made in accordance with the Company's policies and procedures.

(3) The amount reported for Mr. Bell for 1995 includes payments of $16,500 for a country club membership and $10,904 for tax reimbursements, health club dues and car telephone expenses. The amount reported for Mr. Volkmar for 1995 represents relocation expenses.

(4) The amount reported for Mr. Long for 1994 includes payments of $67,632 for relocation expenses and $1,651 for financial services and airline club memberships. The amount reported for Mr. Bell for 1994 includes payments of $153,155 for relocation expenses and $13,530 for financial services, health club dues, airline club memberships and the use of a company car.

(5) The referenced options were granted under the Company's 1996 Stock Option Plan for Key Employees and relate to Common Stock of the Company.

(6) The referenced options for 1996 and 1995 were granted under the Lockheed Martin Corporation Amended Omnibus Securities Award Plan and for 1994 under Lockheed Corporation stock option plans, and relate to shares of common stock of Lockheed Martin.

(7) Amounts include Lockheed Martin's (for 1995 and 1996) and Lockheed Corporation's (for 1994) matching contributions under the Lockheed Salaried Employees Savings Plan Plus (401K Plan) for Messrs. Long, Bell, Simeroth, and Volkmar of $29,174, $21,406, $1,071 and $5,028 respectively, and Lockheed Martin's (for 1995 and 1996) and Lockheed Corporation's (for
    1994) contributions to the Lockheed non-qualified supplemental plan for Messrs. Long and Bell of $8,201 and $1,983, respectively. Amounts also include severance payments of $187,912 for Mr. Volkmar.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following sets forth certain information concerning individual grants of stock options during the fiscal year ended December 29, 1996 to each of the named Executive Officers by the Company and Lockheed Martin, respectively:



                                                                           POTENTIAL
                   INDIVIDUAL GRANTS BY THE COMPANY                     REALIZABLE VALUE
---------------------------------------------------------------------- AT ASSUMED ANNUAL
                                       % OF TOTAL                       RATES OF STOCK
                           NUMBER OF    OPTIONS   EXERCISE                   PRICE
                          SECURITIES   GRANTED TO  OR BASE             APPRECIATION FOR
                          UNDERLYING   EMPLOYEES    PRICE               OPTION TERM(4)
                            OPTIONS    IN FISCAL  ($/SHARE) EXPIRATION -----------------
    NAME                 GRANTED(1)(2)    YEAR       (3)       DATE       5%      10%
    ----                 ------------- ---------- --------- ---------- -------- --------
Gary R. Long............    100,000      11.94%     $1.75    08/06/06  $110,057 $278,905
James R. Bell...........     50,000       5.97%      1.75    08/06/06    55,029  139,453
Winfried Rohloff........     50,000       5.97%      1.75    08/06/06    55,029  139,453
Harold H. Simeroth......     50,000       5.97%      1.75    08/06/06    55,029  139,453
James L. Volkmar........        --         --         --          --        --       --

--------
(1) No SARs were granted in 1996.

(2) The options were granted under the CalComp Technology, Inc. 1996 Stock Option Plan for Key Employees for a term of 10 years, subject to earlier termination in certain events related to termination of employment, and become exercisable 33% per year beginning one year from the date of grant. Options awarded in 1996 expire six months following termination of employment except in instances of death, disability, layoff or retirement. In the event of death, all outstanding options vest immediately and will expire at the end of their remaining term or three years following death, whichever is earlier. In instances of disability, all outstanding options vest immediately and expire on the normal expiration date, ten years following the date of grant. In instances of layoff or early or normal retirement, the terms of all outstanding options that have been outstanding for 18 months or more, or which have already vested, will be unaffected by such layoff or retirement. Options outstanding less than 18 months which have not vested will be forfeited. In the event of a change in control of the Company, the options would vest to the extent not already vested.

(3) All options were granted at fair market value (the last sales price for the Company's Common Stock on the trading day previous to the date of grant as reported by NASDAQ).

(4) The dollar amounts set forth in these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission, and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's Common Stock price.

                                                                            POTENTIAL
                   INDIVIDUAL GRANTS BY LOCKHEED MARTIN                  REALIZABLE VALUE
    ------------------------------------------------------------------  AT ASSUMED ANNUAL
                                       % OF TOTAL                        RATES OF STOCK
                           NUMBER OF    OPTIONS   EXERCISE                    PRICE
                          SECURITIES   GRANTED TO  OR BASE              APPRECIATION FOR
                          UNDERLYING   EMPLOYEES    PRICE                OPTION TERM(4)
                            OPTIONS    IN FISCAL  ($/SHARE) EXPIRATION ------------------
    NAME                 GRANTED(1)(2)    YEAR       (3)       DATE        5%      10%
    ----                 ------------- ---------- --------- ---------- --------  --------
   Gary R. Long............ 7,000        .37%     $74.125   1/25/06    $326,318  $826,953
   James R. Bell........... 3,000        .16%      74.125   1/25/06     139,850   354,408
   Winfried Rohloff........ 2,700        .14%      74.125   1/25/06     125,866   318,967
   Harold H. Simeroth......   500        .03%      74.125   1/25/06      23,308    59,069
   James L. Volkmar........ 3,000        .16%      74.125   1/25/06     139,850   354,408

--------
(1) No SARs were granted in 1996.

(2) The options were granted under the Lockheed Martin Corporation Omnibus Securities Award Plan for a term of 10 years, subject to earlier termination in certain events related to termination of employment. The options vest and become exercisable in two equal installments on the first and second anniversary dates following the grant. Options awarded in 1996 expire 186 days following termination of employment. The options vest and become exercisable in instances of death, disability, layoff or retirement. In the event of death all outstanding options vest immediately and will expire at the end of their remaining term or three years following death, whichever is earlier. In instances of disability, all outstanding options vest immediately and expire on the normal expiration date, ten years following the date of grant. In instances of layoff, all outstanding options will be unaffected by such layoff. In instances of retirement which occurs on or after the first vesting date, options remaining on the second vesting date will vest as though the employee had remained employed through the second vesting date. In the event of a change in control of Lockheed Martin, the options would vest to the extent not already vested.

(3) All options were granted at fair market value (the last sales price for the Lockheed Martin Common Stock on the day previous to the date of grant as reported by the New York Stock Exchange).

(4) The dollar amounts set forth in these columns are the result of calculations at the 5% and 10% rates set by the SEC, and, therefore, are not intended to forecast possible future appreciation, if any, of Lockheed Martin Common Stock prices.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

  The following sets forth certain information concerning each exercise of stock options during the fiscal year ended December 29, 1996 by each of the named Executive Officers and the aggregated fiscal year-end value of the unexercised options of each such Executive Officer:

                                             NUMBER OF SECURITIES
                                            UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                          SHARES            OPTIONS AT FISCAL YEAR-   IN-THE-MONEY OPTIONS AT
                         ACQUIRED  VALUE              END              FISCAL YEAR-END($)(2)
                            ON    REALIZED ------------------------- -------------------------
                         EXERCISE  ($)(2)              UNEXERCISABLE EXERCISABLE UNEXERCISABLE
        NAME(1)          -------- -------- EXERCISABLE ------------- ----------- -------------
Gary R. Long--Company...   --     $   --        --        100,000     $    --      $ 93,800
 --Lockheed Martin         --         --      3,500        10,500      112,420      234,045

James R. Bell--Company..   --         --        --         50,000          --        46,900
 --Lockheed Martin         --         --      5,254.5       4,750      160,503      108,335

Winfried Rohloff--
 Company................   --         --        --         50,000          --        46,900
 --Lockheed Martin         --         --      1,750         4,450       56,210      103,123

Harold H. Simeroth--
 Company................   --         --        --         50,000          --        46,900
 --Lockheed Martin         --         --        --            500          --        45,750

James L. Volkmar--
 Company................   --         --        --            --           --           --
 --Lockheed Martin         750     26,719     1,000         4,750       32,120      167,415

--------
(1) The first line next to each Executive Officer's name indicates options to acquire shares of the Company's Common Stock. The second line indicates options to acquire shares of Common Stock of Lockheed Martin.

(2) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price of "in-the-money" options.

                                 PENSION PLAN

  The Executive Officers of the Company named in the Summary Compensation Table set forth above, with the exception of Mr. Rohloff, participate in the Sanders Pension Plan (the "Pension Plan"), which covers all of the Company's Executive Officers and substantially all of the salaried employees of the Company on a contributory basis. Set forth below is a pension table, which shows the estimated annual benefits payable upon retirement for specified earnings and years of service under the Pension Plan. The following information does not apply to Mr. Rohloff who is covered under a pension plan sponsored by the German government.

                                                  YEARS OF SERVICE
                                    --------------------------------------------
FINAL AVERAGE EARNINGS                 15       20       25       30       40
----------------------              -------- -------- -------- -------- --------
$100,000........................... $ 21,912 $ 29,220 $ 35,064 $ 40,908 $ 52,752
 150,000...........................   33,168   44,220   53,064   61,908   79,752
 200,000(1)........................   44,412   59,220   71,064   82,908  106,752
 300,000(1)........................   66,912   89,220  107,064  124,908  160,752
 400,000(1)........................   89,412  119,220  143,064  166,908  214,752
 500,000(1)........................  111,912  149,220  179,064  208,908  268,752

--------
(1) Benefits payable under the Pension Plan may be limited by Sections 401(a)(17) and 415 of the Internal Revenue Code. The maximum annual amount payable under the Pension Plan as of December 29, 1996 in accordance with
    Section 415(b) was $120,000 at age 65 for someone born before January 1, 1938.

  Compensation covered by the Pension Plan generally includes, but is not limited to, base salary, executive compensation awards and overtime. The normal retirement age under the Pension Plan is 65, but unreduced early retirement benefits are available at age 62 and reduced benefits are available as early as age 55. The calculation of retirement benefits under the Pension Plan is generally based upon an annual accrual rate, average compensation for the highest five years of the ten years preceding retirement, and the number of years of service. Maximum benefits payable under the Pension Plan are subject to current limits on benefits under the Internal Revenue Code. Except for Messrs. Rohloff and Simeroth, the Executive Officers named in the Summary Compensation Table participate in the Sanders Supplemental Executive Retirement Plan, which provides for the payment of benefits in excess of those limits. Amounts listed in the foregoing table are not subject to any deduction for Social Security benefits or other offsets.

  As of December 29, 1996, the estimated annual benefits payable upon retirement at age 65 for the Executive Officers named in the compensation table, based on continued employment at current compensation levels, are as follows: Mr. Long $89,400 and Mr. Bell $69,362. The years of credited service upon assumed retirement at age 65 for Mr. Long and Mr. Bell were 18.8 and 19.3, respectively.

  Messrs. Long, Bell and Simeroth participated in the Lockheed Salaried Employees Savings Plan Plus (the "Lockheed Savings Plan") which was in effect until December 31, 1996. Under the Lockheed Savings Plan, participants could save 2% to 12% of their base compensation on an after-tax or pretax basis (the "Participant's Contribution"). Lockheed Martin matched 60% of up to the first 8% of compensation contributed on behalf of the employee (the "Matching Contribution").

  Participants in the Lockheed Savings Plan could direct the investment of the Participant's Contribution among four different investment options, of which Lockheed Martin common stock was one option. Prior to January 1, 1996, a participant could not invest more than 25% of the Participant's Contribution in the Common Stock Fund. Effective January 1, 1996, that limitation was removed. Lockheed Martin's Matching Contribution was invested in Lockheed Martin common stock to the extent determined by the Board of Directors of Lockheed Martin. During certain periods prior to July 1, 1995, 50% of the Matching Contribution was invested in the Lockheed Martin Common Stock Fund and the remaining 50% was invested in the same funds as the Participant's Contribution. Commencing with Matching Contributions made after July 1, 1995, 100% of the Matching Contribution was invested in the Lockheed Martin Common Stock Fund.

  Effective March 27, 1989, the Lockheed Savings Plan was amended to create the Lockheed (ESOP Feature) Trust (the "ESOP Trust") to fund a portion of the Matching Contribution. On April 4, 1989, Lockheed Corporation (predecessor to Lockheed Martin) sold to the ESOP Trust 10,613,458 shares of Lockheed Corporation common stock for an aggregate purchase price of $500 million. The ESOP Trust financed the purchase of the stock through a loan payable over fifteen years. As the loan is repaid, shares of stock are released from a suspense account for allocation to the accounts of participants. The common stock portion of the Matching Contribution is fulfilled, in part, with the stock allocated from the suspense account (approximately 1,200,000 shares of Lockheed Martin common stock per year). The balance of the stock portion of the Matching Contribution is fulfilled through purchases of common stock on the open market or from participants who terminate employment by retirement or otherwise.

  Participants' accounts may be distributed upon termination of employment, except that all or portions of the Matching Contribution are forfeited if the participant terminates employment prior to having earned five years of service except if the termination is on account of retirement, disability, death, commencement of military service or layoff.

  Because of the limitations on annual contributions to the Lockheed Savings Plan contained in the Internal Revenue Code, certain employees are not allowed to elect to contribute the maximum 12 percent of compensation otherwise permitted by the Lockheed Savings Plan. A supplemental savings plan has been established for Lockheed Savings Plan participants affected by these limits. Additional matching contributions that become payable under a Termination Benefits Agreement are also payable through this plan. The supplemental savings plan provides for payment in a lump sum or up to 20 annual installments upon termination of employment, subject to restrictions similar to those contained in the Lockheed Savings Plan, of amounts deferred by the employee in excess of the Internal Revenue Code's deferral limit, the corresponding Matching

Contribution (if applicable) and the income on both. All amounts accumulated and unpaid under this supplemental plan must be paid in a lump sum within fifteen calendar days following a change in control, as defined in the plan document.

  Effective January 1, 1997, the Lockheed Savings Plan and the prior Martin Marietta Savings Plan (which was available to employees of the former Martin Marietta Corporation) were consolidated into the Lockheed Martin Salaried Savings Program ("Salaried Savings Program"). Participants in the Salaried Savings Program may contribute up to 17% of their base pay through pre-tax or after-tax contributions (a maximum of 16% on a pretax basis). Participants in the Salaried Savings Program can direct the investment of their contributions into ten different investment options, including Lockheed Martin Corporation common stock.

  Lockheed Martin matches 50% of the first 8% of base pay contributed to the Salaried Savings Program. Matching contributions are made in common stock of Lockheed Martin through an employee stock ownership feature. The prior one-year of continuous employment waiting period prior to eligibility has been eliminated so that employees are eligible to join the Salaried Savings Program at the start of their employment by the Company. Matching contributions are 100% vested.

  The Company entered into an agreement with Gary Long on November 8, 1995 under the provisions of the Sanders Supplemental Executive Retirement Plan ("SERP"). Pursuant to this agreement, Mr. Long continued in the employ of CalComp through February 28, 1997 at which time he was eligible for certain SERP benefits, including: (i) one year of salary continuation plus the average of the three prior years' incentive compensation with all benefits and perquisites to which he was entitled as President of the Company continuing;
(ii) payment of a consulting fee equal to 35% of his base salary at retirement for a one-year period following salary continuation; and (iii) a one-time relocation benefit payable within one year of retirement. Mr. Long elected to be paid items(i) and (ii) under the SERP in a lump sum of $404,189, which was paid on February 28, 1997. Additionally, when Mr. Long reached age 65 on May 18, 1997, he became entitled to certain retirement benefits, including Company retiree life insurance coverage (beginning at $1 million in May, 1997 and decreasing in equal annual increments to $250,000 beginning in May 2002 and continuing at $250,000 until his death), dental coverage and retiree medical plan benefits.

EMPLOYMENT ARRANGEMENTS

  On June 25, 1996, CalComp Inc. and CalComp GmbH (both wholly-owned subsidiaries of the Company) and Mr. Rohloff, entered into an employment agreement with a term ending June 30, 1997. Salary thereunder was payable at the rate of $207,727 per annum through June 30, 1997. The Agreement also entitles Mr. Rohloff to a bonus in the amount of $88,718 for 1996, payable in 1997. Mr. Rohloff's employment agreement also provides for (1) his participation in insurance, retirement, and other employee benefit plans pursuant to his prior employment contract with CalComp GmbH in Germany, (2) payment of a foreign service premium of 10% of base pay for the duration of his assignment in the United States, and (3) reimbursement for travel and related expenses, food and lodging, vehicle, transportation and food and lodging for up to six visits by his spouse in accordance with Company policies.

  The Company has also entered into Change of Control Agreements with Messrs. Batterton, Simeroth, Bell and Rohloff. Benefits under these agreements are payable if, within 18 months of a "change of control," (1) the officer is involuntarily terminated by the Company or any successor owner (except for terminations for cause), (2) the officer is removed from the position held immediately prior to the change and the effect is a material reduction of status, responsibilities or duties or the officer's base salary at the time of change of control is reduced and the officer terminates his employment within sixty (60) days after his status or pay is reduced.

  These agreements provide for a lump sum payment to each officer of one and one-half years' annual salary for the period immediately prior to the change of control, plus an amount equal to one year's bonus award at the officer's target level, less all statutory deductions. In addition, the agreements provide for lump sum payment for any vacation earned but not taken prior to termination of employment, outplacement assistance at a cost to the

Company not to exceed $20,000 and up to 18 months' continuation of the officer's then current medical/dental coverage. In addition, the Company will pay for medical/dental coverage for the officer and his dependents for the first 12 months following the employment termination date or, if earlier, until the officer is eligible for coverage under a health plan of another employer.

  "Change of control" of the Company is defined as the occurrence of any event, as a result of which, Lockheed Martin, one or more subsidiaries of Lockheed Martin, or a combination thereof ceases to own or control (directly or indirectly) more than 50% of the voting securities of the Company.

  The Change of Control Agreement entered with Mr. Rohloff also grants Mr. Rohloff the option of electing either the benefits under the terms of his Change of Control Agreement or the benefits that are available to him under German law, but not both.

  The Company has also entered into a Termination Agreement with Mr. Batterton. This Agreement provides that if Mr. Batterton is involuntarily terminated (other than for cause) by the Company prior to April 1, 2000, he will receive a lump sum severance payment equal to the greater of his annualized base salary at the time of termination or $250,000.

DIRECTORS COMPENSATION

  Directors, other than employees or officers of the Company or Lockheed Martin, receive $10,000 annually for service on the Board of Directors, $1,000 per Board meeting attended and $500 per committee meeting attended. Directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings. Directors who are officers or employees of the Company or Lockheed Martin are not compensated separately for service on the Board of Directors.

                         COMPENSATION COMMITTEE REPORT

  The report of the Compensation Committee which follows shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference.

  As a result of the Exchange in July 1996, the executive officers of CalComp Inc., a wholly-owned subsidiary of Lockheed Martin, became the executive officers of the Company. CalComp Inc.'s compensation levels and structures in place at the time of the Exchange were in large part adopted by the Company following the Exchange.

  The Committee is currently in the process of developing an executive compensation structure for the Company in light of the Company's philosophy of linking compensation with enhancement of stockholder value. The principles established by the Committee for designing this executive compensation structure are (i) to provide a cash compensation package consisting of competitive base salary levels and incentive opportunities linked to corresponding levels of individual and Company performance and (ii) to grant stock option incentives which require increases in the Company's stock price in order for executives to realize value and, thus, tie them to the Company's long-term stock performance. The Compensation Committee is also considering the engagement of compensation consultants to provide them with independent expertise and direction in this regard.

  At the time of the Exchange, as an interim measure, awards of stock options were made to executive officers of the Company in order to retain and motivate them to improve the Company's stock market performance. These awards were made at the fair market value of the Company's Common Stock at the date of grant. The Committee reviews with the Board in detail all aspects of compensation for the Company's executive officers.

                                          Compensation Committee
                                          Terry F. Powell, Chairman
                                          Neil A. Knox
                                          Gary P. Mann
                                          Kenneth R. Ratcliffe

May 30, 1997

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors of the Company during the last fiscal year consisted of Messrs. Powell, Knox, Mann and Ratcliffe, each of whom was a non-employee Director of the Company.

                        COMPANY STOCK PRICE PERFORMANCE

  The following chart shows a comparison of the cumulative total return of the Company's Common Stock, the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Index) ("Nasdaq Index") and the CRSP Total Return Industry Index for Nasdaq Computer Manufacturing ("Computer Index") for the period commencing on July 23, 1996 and ending on December 29, 1996. The historical stock performance shown on the chart is not intended to and may not be indicative of future stock performance.


                       [PERFORMANCE GRAPH APPEARS HERE]

                               CALCOMP
Measurement Period           TECHNOLOGY,     COMPUTER      NASDAQ
(Fiscal Year Covered)            INC.         INDEX         INDEX
---------------------        ----------     ---------     ----------
July 23, 1996                $100           $100          $100
December 29, 1996            $121           $145          $123



--------
(1) Assumes that $100 was invested on July 23, 1996 in the Company's Common Stock at $2.375 per share, the closing price for the Company's Common Stock on that date, and at the closing price for each Index on that date, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

                             CERTAIN TRANSACTIONS

  General. Because of Lockheed Martin's beneficial ownership of in excess of 85% of the outstanding shares of the Company's Common Stock, Lockheed Martin is able to elect all of the members of the Company's Board of Directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company, the incurrence of indebtedness by the Company, the issuance of any additional Common Stock or other equity securities, and the payment of any dividends with respect to the Common Stock. In addition, Lockheed Martin, by virtue of its controlling ownership, has the power to approve matters submitted to a vote of the Company's stockholders (or by written consent in lieu of a meeting) without the consent of the Company's other stockholders; has the power to prevent a change in control of the Company; and could seek to cause the Company to pay dividends, enter into business or financial transactions with Lockheed Martin, sell assets, or take other actions that might be favorable to Lockheed Martin.

  The Company currently has a Board of Directors consisting of eight members. Five members of the Board are officers, directors or employees of Lockheed Martin. Two members of the Board, Messrs. Knox and Ratcliffe, are neither directors or officers nor employees of Lockheed Martin, nor officers or employees of the Company. One member of the Board, Mr. Batterton, is the President and Chief Executive Officer of the Company. Lockheed Martin has agreed with the Company to use its good faith efforts to continue to cause at least two of the members of CalComp's Board of Directors to be independent of Lockheed Martin and the Company. Subject to this agreement, Lockheed Martin has the ability to change the size and composition of the Company's Board of Directors and committees of the Board.

  Revolving Credit Agreement. In connection with the Exchange, the Company and Lockheed Martin entered into a revolving credit agreement (the "Revolving Credit Agreement") pursuant to which Lockheed Martin agreed to provide, from time to time, financing of up to $28 million for repayment of specified indebtedness and general corporate purposes, including, without limitation, financing the working capital needs of the Company and its subsidiaries. The Revolving Credit Agreement had a term of two years from the date of its execution, but could be terminated (or could have the maximum borrowing limit reduced) after the first anniversary of the July 23, 1996 effective date of the Revolving Credit Agreement, at CalComp's or Lockheed Martin's option, upon at least 120 days' prior written notice of termination, which notice could be given not more than 120 days prior to the first anniversary. On December 20, 1996, the Company and Lockheed Martin amended the Revolving Credit Agreement. The amended Revolving Credit Agreement (the "Amended Revolving Credit Agreement") increased the aggregate amount of borrowings available to the Company under the existing credit line from $33 million to $73 million. The Revolving Credit Agreement had previously been amended effective December 2, 1996 to increase available borrowings under the line from $28 million to $33 million while leaving the original terms and conditions unchanged. The Amended Revolving Credit Agreement also amended the original agreement to provide, among other things, for the following: (i) the addition of CalComp Inc., the Company's wholly-owned subsidiary, as a party; (ii) the grant by the Company and CalComp Inc. to Lockheed Martin of a general security interest in the inventory, accounts, contract rights, general intangibles, chattel paper, equipment and fixtures and the stock of certain of their subsidiaries, securing the borrowings under the line; (iii) revisions to certain financial covenants covering the Company's fixed charge coverage and leverage ratios; and (iv) restrictions on the Company's ability to incur additional debt, make investments and effect acquisitions, absent Lockheed Martin's approval. As of May 30, 1997, the Company had borrowed an aggregate of $57 million under the line and expects to continue to use the additional funds available under the increased line to meet working capital, investment and restructuring requirements. There is no required prepayment or scheduled reduction of availability of loans under the Amended Revolving Credit Agreement.

  Loans outstanding under the Amended Revolving Credit Agreement bear interest, at the Company's option, either at (i) a rate per annum equal to the higher of the Federal Funds rate plus 0.5% or the rate publicly announced from time to time by Morgan Guaranty Trust Company of New York in New York as its "prime" rate or (ii) LIBOR plus 2.0%. In addition, the Company is required to pay Lockheed Martin a commitment fee equal to 0.45% per annum on the amount of the available but unused commitment under the Amended Revolving Credit Agreement. During 1996, the Company paid Lockheed Martin an aggregate of $0.3 million in interest and loan fees to Lockheed Martin.

  The Amended Revolving Credit Agreement imposes certain negative and affirmative covenants on the Company which limit the Company's ability to incur indebtedness, to pay dividends, or to undertake certain corporate actions (mergers, consolidations, etc.) without the prior approval of Lockheed Martin. The Amended Revolving Credit Agreement also sets forth certain events of default. The events of default include, without limitation: (i) failure to pay interest or principal when due, (ii) material breach of any representation or warranty, (iii) failure to perform certain covenants, (iv) failure to pay other indebtedness when due or breach of any other term contained in other agreements or instruments relating to other indebtedness, (v) commencement of bankruptcy or reorganization proceedings, (vi) an event of default under the Cash Management Facility (described below) or (vii) the occurrence of certain events the result of which could reasonably be expected to have a Material Adverse Effect. In the case of an Event of Default, Lockheed Martin may, by notice in writing to the Company, terminate the Amended Revolving Credit Agreement and demand payment of amounts owing thereunder.

  Pursuant to the Amended Revolving Credit Agreement, Lockheed Martin has the right to set off, appropriate and apply against any and all cash transferred from the Company to Lockheed Martin in accordance with the Cash Management Agreement (as defined below) and any and all credits, indebtedness or claims at any time held or owing by Lockheed Martin to or for the credit or account of the Company.

  Cash Management Agreement. In connection with the Exchange, the Company and Lockheed Martin entered into a cash management agreement (the "Cash Management Agreement") pursuant to which Lockheed Martin provides cash advances to the Company. The term of the Cash Management Agreement extends from the date of its execution through June 1, 1998, but can be terminated by either party after one year on 90 days' prior written notice. In accordance with the terms of the Cash Management Agreement, excess cash balances of the Company will first be deemed to be a repayment of outstanding principal indebtedness under the Amended Revolving Credit Agreement, with any excess being applied against advances or held as an investment by Lockheed Martin on an overnight basis. The aggregate principal amounts of cash invested with Lockheed Martin will bear interest at a rate per annum equal to the Federal Funds Rate as in effect from time to time. Cash shortfalls, up to $2 million, will be funded by Lockheed Martin on an overnight basis, and will bear interest at a rate per annum equal to the Federal Funds Rate as in effect from time to time. Pursuant to the terms of the Cash Management Agreement, Lockheed Martin will have the right to set off, appropriate and apply against any and all cash transferred from the Company to Lockheed Martin under the Cash Management Agreement and any and all credits, indebtedness or claims at any time held or owing by Lockheed Martin to or for the credit or account of the Company.

  Intercompany Services Agreement. In connection with the Exchange, the Company and Lockheed Martin also entered into an intercompany services agreement (the "Services Agreement") with respect to the services to be provided by Lockheed Martin. The Services Agreement provides that Lockheed Martin will furnish to the Company a package of services in exchange for a services fee, which will be determined by Lockheed Martin recognizing to the extent practicable, (i) Lockheed Martin's percentage ownership of the Company,
(ii) the Company's requirements for certain services for which CalComp Inc. or the Company was previously charged by Lockheed Martin or other third parties and (iii) costs of obtaining services from third parties that previously were provided to CalComp Inc. by Lockheed Martin. The Services Agreement will expire two years after the date of its execution, but may be terminated by Lockheed Martin, at its option, upon not less than 90 days' prior written notice to the Company, provided that Lockheed Martin no longer owns Common Stock representing more than 50% of all of the issued and outstanding Common Stock of the Company. The Company may terminate the Services Agreement by providing not less than 90 days prior written notice to Lockheed Martin at any time that Lockheed Martin owns less than 25% of all of the issued and outstanding Common Stock of the Company. Consistent with past practices, the method used to determine amounts to be charged the Company will be in accordance with the requirements of Cost Accounting Standard 9904.403 ("CAS 403") "Allocation of Home

Office Expenses to Segments." CAS 403 establishes the formulas and criteria for the allocation of home office expenses to organizational segments and is promulgated by the Cost Accounting Standards Board and used by contractors to the United States Government. Lockheed Martin's allocations are reviewed for compliance with the promulgated standards by the Department of Defense. In fiscal 1996, Lockheed Martin billed the Company an aggregate of $2.7 million for certain services provided by Lockheed Martin prior to the Exchange, and subsequent to the Exchange billed the Company approximately $0.9 million under the Services Agreement.

  The services provided by Lockheed Martin under the Services Agreement include certain tax services; corporate control and audit services; insurance planning and advice; health, safety and environmental management services; human resources and employee relations services; legal services; employee benefit plans administration and services; and treasury services.

  The Company has agreed to indemnify Lockheed Martin, except in certain limited circumstances, against liabilities that Lockheed Martin may incur that are caused by or arise in connection with the Company's failure to fulfill its obligations under the Services Agreement.

  In addition to the service agreement fees, the Company has entered into various support agreements with Lockheed Martin to provide, among other things, that Lockheed Martin undertake to provide certain services for and at the request of the Company including, but not limited to, administration of the pension and savings plan, legal and other general administrative services and group medical, liability and workers' compensation insurance. Expenses are allocated to the Company based on actual amounts incurred on behalf of the Company plus estimated overhead related to such amounts. Amounts billed to the Company were $2,988,000 in 1996. Such amounts are allocated to various cost elements in the financial statements based on relevant factors which include headcount and square footage.

  Corporate Agreement. The Company and Lockheed Martin also entered into a corporate agreement (the "Corporate Agreement") in connection with the Exchange. Under the terms of the Corporate Agreement, the Company has agreed that, for so long as Lockheed Martin continues to own 50 percent or more of the Common Stock of the Company, the Company will propose, at each election of directors (including elections to fill vacancies) a slate of directors or individual directors such that at least 66 percent of the Board of Directors of the Company is comprised of persons designated by Lockheed Martin. The Corporate Agreement also obligates Lockheed Martin and the Company to use their good faith efforts to cause at least two individual directors of the Company to be independent of both the Company and Lockheed Martin within the meaning of the rules of the New York Stock Exchange regarding who may serve on the audit committee of a company listed on such exchange. Subject to these agreements, Lockheed Martin will be able to elect 100% of the directors for so long as Lockheed Martin owns more than 50% of the combined voting power of the Company.

  In addition, the Corporate Agreement provides that for so long as Lockheed Martin maintains ownership of 50 percent or more of the Common Stock, the Company may not take any action or enter into any commitment or agreement which may reasonably be anticipated to result, with or without notice and with or without lapse of time, or otherwise, in a contravention or event of default by Lockheed Martin of (i) any provision of applicable law or regulation, including, but not limited to, provisions pertaining to ERISA, (ii) any provision of Lockheed Martin's Charter or Bylaws, (iii) any credit agreement or other material instrument binding upon any Lockheed Martin entity, or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over any Lockheed Martin entity. Additionally, for so long as Lockheed Martin continues to own 50 percent or more of the Common Stock of the Company, the Company may not take any action reasonably expected to result in a material increase in liabilities required to be included in its consolidated financial statements, nor may it materially increase its obligations under any employee benefit plan, without the prior written consent of Lockheed Martin. The Corporate Agreement also provides that nothing contained in the Corporate Agreement is intended to limit or restrict in any way the ability of Lockheed Martin to control or limit any action or proposed action of the Company, including but not limited to, the incurrence by the Company of indebtedness, based upon Lockheed Martin's internal policies or other factors.

  Registration Rights Agreement. In connection with the Exchange, the Company also entered into a registration rights agreement (the "Registration Rights Agreement") with Lockheed Martin. Under the Registration Rights Agreement, until Lockheed Martin or its assignees can sell all of the registrable securities then owned in a single market transaction pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"), in the case of any proposed registration of shares of capital stock or other securities of the Company, Lockheed Martin or its assignees shall have the right, subject to certain limitations contained therein, to elect to include in such registration statement all or a part of their registrable securities (a "Piggyback Registration").

  Under the Registration Rights Agreement, at any time after the date of the Registration Rights Agreement and from time to time thereafter, Lockheed Martin (or an assignee owning in the aggregate at least 25% of the Common Stock issued to Lockheed Martin as of the date of the execution of the Registration Rights Agreement) may cause the Company to use its best efforts to file a registration statement to register under the Securities Act for sale to the public all or a portion of the registrable securities of Lockheed Martin or its assignees, and thereafter use its best efforts to file any and all amendments as may be necessary to cause the registration statement to be declared effective. The Company will have no obligation, however, to register any securities under the Registration Rights Agreement unless the reasonably anticipated aggregate offering price to the public of such securities, as stated by Lockheed Martin or its assignees in their written registration request, equals or exceeds $15 million. In addition, the Company will have no obligation to file more than three registration statements on a form other than Form S-3 and in no event will it be required to file more than four registration statements in total. The costs and expenses (other than underwriting discounts, commissions and similar payments) of all registrations will be borne by the Company.

  The Registration Rights Agreement contains indemnification and contribution provisions (i) by Lockheed Martin and its assignees for the benefit of the Company and related persons, (ii) by the Company for the benefit of Lockheed Martin and the other persons entitled to effect registrations of Common Stock pursuant to its terms and (iii) related persons.

  Tax Sharing Agreement. The Company and Lockheed Martin also entered into a tax sharing agreement (the "Tax Sharing Agreement"), effective the date of the Exchange. Pursuant to the Tax Sharing Agreement, the Company and Lockheed Martin will make payments between them such that, with respect to any period, the amount of taxes to be paid by the Company or any refund payable to the Company will be determined as though the Company were to file separate federal, state and local income tax returns (including any amounts determined to be due as a result of a redetermination of the tax liability of Lockheed Martin arising from an audit or otherwise) as the common parent of an affiliated group of corporations filing a consolidated return rather than a consolidated subsidiary of Lockheed Martin. Under the Tax Sharing Agreement, for so long as the Company remains part of the Lockheed Martin combined consolidated group for federal income tax purposes, the Company will be entitled to the benefit of any tax attribute attributable to the Company that could be used by the Company if it were not part of the Lockheed Martin combined consolidated group. At such time as the Company ceases to be included in the Lockheed Martin combined consolidated group for federal income tax purposes, the Company shall no longer be entitled to the benefit of any tax attribute created while part of the Lockheed Martin combined consolidated group that would otherwise have been attributable to the Company.

  In determining the amount of tax sharing payments, Lockheed Martin will prepare a pro forma consolidated return for the Company that reflects the same positions and elections used by Lockheed Martin in preparing the returns for the Lockheed Martin consolidated group. Lockheed Martin will continue to have all the rights of a common parent of a consolidated group, will be the sole and exclusive agent for the Company in any and all matters relating to the income tax liability of the Company, will have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state income tax returns (or amended returns), and will have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim or refund on behalf of the Company. Interest required to be paid by or to the Company with respect to any federal income tax pursuant to the Tax Sharing Agreement shall be computed at the rate and in the manner provided in the Internal Revenue Code of 1986 for interest on underpayments and overpayments, respectively, of federal income tax for the relevant period. Any interest required to be paid by or to the Company with respect to any state or local income tax or franchise tax return shall be computed at the rate and in the manner as provided under the applicable state or local statute for interest on underpayments and overpayments, respectively, of such tax for the relevant period.

  Under the Tax Sharing Agreement, the Company will reimburse Lockheed Martin for any outside legal and accounting expenses incurred by Lockheed Martin in the course of the conduct of any audit or contest regarding the Lockheed Martin consolidated group, and for any other expenses incurred by Lockheed Martin in the course of any litigation relating thereto, to the extent such costs are reasonably attributable to an issue relating to the Company or its subsidiaries; provided, however, that prior to incurring any such expenses, Lockheed Martin shall consult with the Company and shall consider the Company's views with regard to the retention of outside professional assistance.

  The Company believes that the amounts payable by, or charged to, the Company under the terms of the forgoing agreements with Lockheed Martin, taken collectively, are reasonable in the circumstances and are substantially at market rates.

  Vendor and Customer Relationships. Effective May 15, 1996, CalComp Inc. transferred its ownership interest in AGT Holdings, Inc., the parent of Access Graphics Technology, Inc., a computer products distributor ("Access Graphics"), to Lockheed Martin. CalComp Inc. had sold, and the Company continues to sell, computer graphics equipment to Access Graphics for resale. Sales to Access Graphics amounted to $9,055,000 in 1996. It is expected that the customer relationship with Access Graphics will continue. In addition the Company sold products to Lockheed Martin Missile and Space ($913,000), Lockheed Martin Commercial Electronics ($262,000), Lockheed Martin Aeronautical Systems ($185,000), Lockheed Martin Enterprise Information Systems ($148,000), Lockheed Sanders ($135,000) and to other various Lockheed Martin affiliated companies ($325,000). The Company believes that such sales were consummated at prices and terms consistent with similar transactions to unrelated third parties. The Company also purchases certain components from Lockheed Martin Commercial Electronics, an affiliate of Lockheed Martin. Purchases amounted to $10,059,000, $10,503,000 and $9,755,000 for 1996, 1995
and 1994, respectively. The Company believes these sales were consummated at prices and terms consistent with similar transactions to unrelated third parties.

                                  PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 28, 1997, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

  Ernst & Young LLP audited the Company's financial statements for the fiscal year ending December 29, 1996. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Any stockholder desiring to submit a proposal for action at the 1998 Annual Meeting of Stockholders and presentation in the Company's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to the Company at its principal place of business no later than February 23, 1998 in order to be considered for inclusion in the Company's Proxy Statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

                                 ANNUAL REPORT

  The Company's Annual Report containing audited financial statements for the fiscal years ended December 29, 1996, December 31, 1995 and December 26, 1994 accompanies this Proxy Statement. THE COMPANY WILL SEND A STOCKHOLDER UPON REQUEST, WITHOUT CHARGE, A COPY OF THE ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) FOR THE YEAR ENDED DECEMBER 29, 1996, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE REQUEST MUST BE DIRECTED TO THE ATTENTION OF WILLIAM
F. PORTER, JR., ASSISTANT SECRETARY, AT THE ADDRESS OF THE COMPANY SET FORTH ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                 OTHER MATTERS

  At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter which will be acted upon at the Annual Meeting. If any other matter is presented properly for action at the Annual Meeting or at any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

                                          By Order of the Board of Directors,

                                          CALCOMP TECHNOLOGY, INC.

                                          PETER B. TEETS
                                          Chairman of the Board

Anaheim, California
June 23, 1997

                               [LOGO OF CALCOMP]




                                  DETACH HERE                              CLCF

PROXY


                           CALCOMP TECHNOLOGY, INC.

                            2411 W. LA PALMA AVENUE
                           ANAHEIM, CALIFORNIA 92801

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby nominates, constitutes and appoints John C. Batterton, John J. Millerick and William F. Porter, Jr., and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of CALCOMP TECHNOLOGY, INC., which the undersigned is entitled to represent and vote at the 1997 Annual Meeting of Stockholders of the Company to be held at the Irvine Marriott Hotel, Irvine, California on July 22, 1997, at 10:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows on the reverse side.

THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2.


CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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SEE REVERSE
   SIDE
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









                                  DETACH HERE                              CLCF


[X]PLEASE MARK
   VOTES AS IN
   THIS EXAMPLE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1. Election of Directors:

NOMINEES: Peter B. Teets, John C. Batterton, Neil A. Knox, Gary P. Mann, Terry F. Powell, Kenneth R. Ratcliffe, Gerald W. Schaefer and Walter E. Skowronski

                    FOR        WITHHELD
                    [_]          [_]

[_]
   --------------------------------------
   For all nominees except as noted above

2. Ratification of Ernst & Young LLP as Independent Auditors

              FOR       AGAINST       ABSTAIN
              [_]         [_]           [_]

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

                                                  MARK HERE
                                                 FOR ADDRESS
                                                  CHANGE AND
                                                 NOTE AT LEFT [_]